CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

ALEXION PHARMACEUTICALS, INC.

ALEXION PHARMACEUTICALS, INC. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:
FIRST:    That, by unanimous written consent dated March 29, 2011, the board of directors of the Corporation duly adopted a resolution in accordance with Section 141 of the DGCL setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended (the “Certificate”), declaring said amendment to be advisable and calling for the amendment to be submitted to the stockholders for consideration at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:
RESOLVED: That Article Fourth of the Charter therefore be amended by deleting the first sentence thereof and replacing it with the following: “FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 295,000,000 shares of which 290,000,000 shares shall be Common Stock of the par value of $0.0001 per share and 5,000,000 shares shall be Preferred Stock of the part value $0.0001 per share.”

SECOND:    That the remaining provisions of the Certificate not affected by the aforementioned amendment shall remain in full force and not be affected by this Certificate of Amendment.
THIRD:    That pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation and was duly adopted by the stockholders of the Corporation pursuant to a meeting held on May 11, 2011 in accordance with the applicable provisions of Section 211 of the DGCL.
FOURTH:    The amendment of the Certificate herein certified has been duly adopted in accordance with the provisions of Section 211 and Section 242 of the DGCL.

[ Signature page follows ]
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on this 18th day of May, 2011.

ALEXION PHARMACEUTICALS, INC.

By:    /s/ Michael V. Greco
Michael V. Greco
Corporate Secretary